Exhibit 99.1
FOR IMMEDIATE RELEASE — December 17, 2010

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
Hudson City Bancorp, Inc. Names Denis J. Salamone President
PARAMUS, NJ — Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company of Hudson City Savings Bank (“Hudson City”), the largest savings bank and one of the top 25 banks in the United States named Denis J. Salamone as President. Mr. Salamone is the twelfth president since the Bank’s founding in 1868.
According to Ronald E. Hermance, Jr., Chairman and Chief Executive Officer, “Denis has been a wonderful addition to our team. He joined the Company in 2001 as Senior Executive Vice President and Chief Operating Officer and a member of the Board of Directors. During his tenure Hudson City has grown its total assets from $11.43 billion at December 31, 2001 to $60.62 billion at September 30, 2010. Forbes named Hudson City among The Best-Managed Banks in America in 2007, 2008, and 2009 and Forbes added Hudson City to its Platinum 400 list of ‘America’s Best Big Companies.’ Denis is beginning his role as President during one of the most difficult and tumultuous periods in the banking industry. We know that Denis has the experience, knowledge and skills necessary to assist us in navigating these challenging times.”
Prior to joining Hudson City, Mr. Salamone led a distinguished 26-year career as a Partner, Global Financial Services Leader and member of the Board of PricewaterhouseCoopers, one of the largest and most respected accounting firms in the world.
Mr. Salamone is an active member of his community. He serves on several boards including St. Francis College and the Ridgewood YMCA as Chairman. His contributions truly reflect the impact of community volunteerism.
Denis and his wife Joanne live in Ridgewood, New Jersey and are the proud parents of Steven and Thomas.
* * *
Hudson City Bancorp, the holding company for Hudson City Savings Bank, maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 135 branch offices in the New York metropolitan and surrounding areas and its deposits are insured by the Federal Deposit Insurance Corporation.